Exhibit (c)(8)

Project Ocean Option B Discussion Materials Goldman, Sachs & Co. June 3, 2008

Table of Contents I. Situation Overview II. Public Market Performance of CastlePoint III. Financial Analysis of CastlePoint IV. Pro Forma Impact of a Transaction

I. Situation Overview 2

Situation Overview  The Special Committee and Goldman Sachs have, over the past year, considered various strategic alternatives for CastlePoint — CastlePoint purchase of Tower with significant financing to be provided from private equity sponsor (“Option A”) — Sale of CastlePoint to Tower (“Option B”) — CastlePoint, Tower, Sequel three-way merger — Status quo, with extension of quota-share agreement with Tower, and possible return of capital by CastlePoint  Tower’s preliminary proposal for Option B, as communicated by Lazard, is as follows: — $11.78 to $12.32 per share - Purchase price equal to 10.0% - 15.0% premium to closing price on May 22, 2008 — Up to $115mm of aggregate consideration to be paid in cash, 22% to 27% of total consideration — Total consideration would be taxable to CastlePoint shareholders  Significant issues in CastlePoint standalone valuation include: — Valuation of CastlePoint and its third-party business on a standalone basis — Possibility of Tower reducing scope of Tower / CastlePoint reinsurance treaties in the short-term or canceling the arrangement outright at the end of the contractual term

— Cash / stock mix

— Impact of a combination on Tower’s stock price, which represents a meaningful component of the merger consideration to CastlePoint 3

Goldman Sachs

Option B Rationale and Key Considerations

Benefits and Considerations – CastlePoint Perspective

Rationale

- Provides partial liquidity and still allows CastlePoint shareholders to share in combined company upside
- CastlePoint shareholders receive a premium for their shares
- Potential for Tower EPS accretion and significant increase in tangible book value per share
- Aligns management and shareholders; removes potential conflicts
- Potential for combined company to improve quota share economies with 3rd party reinsurers
- Potential to reallocate capital from third party reinsurance business to more profitable primary business

Key Considerations

- Material tax costs and loss of Bermuda platform could impact Tower's valuation and therefore the value to CastlePoint shareholders
- Preliminary proposal price currently is well below IPO price
  - Represents only a modest premium to 3/31/2008 tangible book value

4

II. Public Market Performance of CastlePoint 5

Historical Financials Last Six Quarters ($ in millions) Quarter Ended 12/31/06  3/31/07  6/30/07  9/30/07 12/31/07  3/31/08  Average Net Premiums Written Total Net Premiums Written $ 48.7  $ 71.9  $ 80.5  $ 90.6  $ 133.2  $ 118.1   Operating Income $ 6.8  $ 7.1  $ 10.5  $ 10.5  $ 4.6  $ 9.6 Adjusted Operating Income1  6.8  7.1  10.5  11.5  12.5  11.0 Quarterly Growth (%)  -  4.7%  48.1%  9.6%  8.3%  (11.9)% Adjusted Operating EPS1  0.23  0.23  0.27  0.30  0.32  0.29 ROACE (Ex-AOCI)  9.8%  9.6%  10.4%  10.3%  4.4%  9.1%  8.9 % Adjusted ROACE (Ex-AOCI)1  9.8  9.6  10.4  11.5  12.0  10.5  10.6 Underwriting Ratios Net Loss Ratio 49.6%  54.4%  50.9%  52.6%  53.6%  54.3%  52.6 % Net Expense Ratio 45.0  39.3  42.1  40.7  41.6  39.8  41.4 Net Combined Ratio 94.6%  93.7%  93.0%  93.3%  95.2%  94.1%  94.0 % Equity (Ex-AOCI)  $ 278.1  $ 398.7  $ 408.9  $ 418.6  $ 422.9  $ 431.9 Statutory Surplus 251.5 390.6 NPW / Surplus2  0.78x 0.96x  Source: Company filings and earnings release 1 Excludes realized losses on investments, including limited partnerships. $(1.4mm) excluded in 1Q 2008, $(7.9mm) excluded in 4Q 2007 and $(1.0mm) excluded in 3Q 2007. 2 Calculated as annualized NPW for 12/31/06 and total 2007 NPW for 12/31/07. 6

CastlePoint Share Price Performance Since CastlePoint IPO $10.75 $8 $10 $12 $14 $16 $18 Mar-2007 May-2007 Jul-2007 Sep-2007 Nov-2007 Jan-2008 Mar-2008 May-2008 Closing Price (USD) CastlePoint IPO Price: $14.50 Source: Factset 7

CastlePoint Historical Trading Performance Since CastlePoint IPO Price / NTM Earnings – As of First Estimate Price / Book Value 5.4x 6.7x 4x 6x 8x 10x 12x 14x May-2007 Jul-2007 Oct-2007 Dec-2007 Mar-2008 May-2008 Price / NTM Earnings CastlePoint Selected Bermuda Peers 1 Average Since IPO 6 Month 3 Month CastlePoint 7.8 x 6.4 x 5.6 x Selected Bermuda Peers 6.8 6.6 6.3 0.8x 0.9x 1.0x 1.1x 1.2x 1.3x 1.4x 1.5x 1.6x 1.7x 1.8x Mar-2007 Jun-2007 Sep-2007 Nov-2007 Feb-2008 May-2008 Price to Book Value (excl AOCI) CastlePoint Selected Bermuda Peers 1.0 x 1.0 x 1 Average Since IPO 6 Month 3 Month CastlePoint 1.2 x 1.0 x 0.9 x Selected Bermuda Peers 1.1 1.0 1.0 Source: Factset and IBES Note: Price to NTM earnings as of first available CastlePoint IBES estimates (17-May- 2007). 1 Selected Bermuda Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum. 8

CastlePoint Historical Price Performance Since CastlePoint IPO Indexed Stock Price Historical Exchange Ratio 50% 60% 70% 80% 90% 100% 110% 120% Mar-2007 May-2007 Jul-2007 Sep-2007 Nov-2007 Jan-2008 Mar-2008 May-2008 Indexed Price CastlePoint Selected Bermuda Peers1 (33.2%) 4.0% 1 0.41x 0.29x 0.33x 0.38x 0.42x 0.46x 0.51x 0.55x Mar-2007 May-2007 Jul-2007 Sep-2007 Nov-2007 Jan-2008 Mar-2008 May-2008 Exchange Ratio CastlePoint / Tower Group Average Since IPO 0.43 x 6 Month 0.40 3 Month 0.39 Source: Factset 1 Selected Bermuda Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum. 9

CastlePoint Shares Traded at Various Prices 1 Month 3 Month 0 250 500 750 1,000 9.20 to 9.55 9.56 to 9.91 9.92 to 10.28 10.29 to 10.64 10.65 to 11.01 Volume (000) Weighted Average Price: $10.27 USD Total Shares Traded as Percent of Shares Outstanding: 9.19% 0 1,500 3,000 4,500 6,000 7,500 9,000 9.20 to 9.88 9.89 to 10.56 10.57 to 11.25 11.26 to 11.93 11.94 to 12.63 Volume (000) Weighted Average Price: $10.25 USD Total Shares Traded as Percent of Shares Outstanding: 30.09% 6 Month Since IPO 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 9.20 to 9.98 9.99 to 10.77 10.78 to 11.56 11.57 to 12.35 12.36 to 13.15 Volume (000) Weighted Average Price: $11.09 USD Total Shares Traded as Percent of Shares Outstanding: 57.12% 0 5,000 10,000 15,000 20,000 25,000 9.20 to 10.65 10.66 to 12.11 12.12 to 13.57 13.58 to 15.03 15.04 to 16.50 Volume (000) Weighted Average Price: $12.68 USD Total Shares Traded as Percent of Shares Outstanding: 142.42% Source: Factset. Data as of 30-May-2008. 10

Comparison of Selected Insurers ($ in millions)  USD Equity Calendarized Closing Price % of 52 Market P/E Multiples L/T IBES Dividend P/BV 2008 Company 30-May-2008 Week High Cap (1) 2008 2009 CAGR Yield (ex AOCI) ROACE CastlePoint - IBES $ 10.79 68.3% $ 414 6.2 x 4.9 x 13.5% 0.9% 0.96 x 23.7% 14.5 % Tower - IBES $ 26.07 73.4% $ 616 8.8 x 7.7 x 22.5% 0.7% 1.86 x 23.3% 20.0 % Selected Bermuda Peers Axis $ 35.05 83.8% $ 5,703 6.7 x 6.7 x 15.0% 2.0% 1.17 x 12.8% 16.1 % Arch 70.36 91.7 4,712 6.7 6.7 5.0 0.0 1.12 x 9.6 15.4 Allied World 45.60 86.0 2,246 6.0 6.3 5.0 1.5 0.99 x 18.1 15.5 Aspen 25.56 84.2 2,213 6.1 5.9 10.0 2.3 0.95 x 15.4 14.4 Endurance 33.66 77.9 2,055 5.7 5.7 12.0 3.0 0.91 x 18.8 14.9 Platinum 35.47 93.7 1,762 6.3 6.8 12.5 1.1 0.90 x 14.1 13.5 Median- Selected Bermuda Peers 6.2 x 6.5 x 11.0% 1.8% 0.97 x 14.8% 15.2 % E&S / Specialty Insurers Markel $ 404.65 74.2% $ 4,021 14.2 x 15.0 x 12.0% 0.0% 1.77 x 23.0% 11.9 % HCC 23.86 69.7 2,758 7.6 7.3 10.0 1.8 1.09 x 12.6 14.0 Philadelphia Consolidated 37.25 81.5 2,805 9.8 9.7 15.0 0.0 1.82 x 2.2 17.5 RLI 51.14 84.1 1,129 12.5 12.2 11.5 1.8 1.68 x 16.0 12.9 Argo 38.59 81.4 1,189 9.0 7.8 11.0 0.0 0.88 x 21.5 9.4 Amtrust 14.96 73.2 916 8.5 7.4 12.0 0.9 2.06 x 21.2 22.8 United America 14.57 57.2 506 8.7 7.7 11.0 0.0 0.63 x 14.7 7.1 National Interstate 22.96 63.7 449 9.8 9.2 12.0 1.0 2.02 x 6.5 19.4 Hallmark 12.70 74.1 266 9.4 9.4 15.0 0.0 1.41 x 24.4 14.5 Median- E&S / Specialty Insurers 9.4 x 9.2 x 12.0% 0.0% 1.68 x 16.0% 14.0 % Median- All Companies 8.5 x 7.4 x 12.0% 1.0% 1.12 x 15.4% 14.5 % Adjusted Debt / Capital Source: CapIQ, latest publicly available filings. 1 Based on fully-diluted shares. 11

CastlePoint “Value Map” Price / Book vs. ROACE Regression Endurance Arch CastlePoint - IBES R2 = 66% 0.85x 0.95x 1.05x 1.15x 1.25x 13% 14% 15% 16% 17% 2008E ROACE Price / Book value (ex. AOCI) Axis Allied World Platinum Aspen CastlePoint - Management Implied = 1.07x P/BV (11%) Discount Source: Factset . Data as of 30-May-2008. 12

Goldman Sachs

Research Analyst Views on CastlePoint

Select Analyst Commentary

"CastlePoint Holdings enjoyed dramatic growth in 2007 with operating EPS rising 141%. As a result of the recent results and favorable outlook, we are maintaining our Buy rating and $16 price target… The performance is almost unprecedented given the current soft pricing environment that affected the property / casualty insurance industry in 2007."

- KeyBanc, 7-Mar-2008

"Despite our belief that it could be difficult for shares of CastlePoint to see material upside over the next 3 – 6 months, we reiterate our Outperform rating, as we believe the longer-term prospects for the stock remain strong. Over the near term, CastlePoint is very much in a "show me" position as investors want to see premiums from deals that have been signed and those that are in the pipeline begin to have a more meaningful impact on the income statement. Until then, we believe that the shares will struggle to trade much above book value."

- Fox-Pitt Kelton, 7-Mar-2008

Summary Recommendations



Strong Buy
20%
Buy
80%

Price Targets

Firm Name	Recommendation	Target Price	Premium Over Current Price	Estimate Date
Fox-Pitt Cochran Caronia	BUY	$ 13.00	20.9 %	8-May-2008
Friedman, Billings, Ramsey & Co.	STRONG BUY	17.00	58.1	7-May-2008
Keefe, Bruyette & Woods, Inc.	BUY	16.00	48.8	7-May-2008
KeyBanc Capital Mkts	BUY	15.40	43.3	5-May-2008
Piper Jaffray	BUY	19.00	76.7	9-May-2008
Median		$ 16.00	48.8 %	

Source: Bloomberg, Analyst Research
Note: Market data as of 30-May-2008.

13

III. Financial Analysis of CastlePoint 14

Comparison of Projected Financials Scenarios Management Estimates ($ in millions)   A2 projections — Assume continued on going relationship with Tower — Assumes 10% year over year growth in Brokerage, Programs and Risk Sharing businesses — Used in pro forma scenario A2 Mgmt Projections '08 - '12  2008E 2009E 2010E 2011E 2012E CAGR / Avg Net Premiums Written Third Party Business $ 264.2 $ 281.8 $ 310.9 $ 344.1 $ 380.5 9.6 % Tower Generated Business 313.1 345.7 352.1 389.2 430.1 8.3 Total Net Premiums Written $ 577.3 $ 627.6 $ 663.0 $ 733.3 $ 810.6 8.9 % Operating Income $ 69.3 $ 91.6 $ 103.8 $ 115.2 $ 126.6 16.3 % Operating EPS1 $ 1.81 $ 2.39 $ 2.70 $ 3.00 $ 3.30 16.3 ROACE (Ex-AOCI) 15.7% 17.8% 17.2% 16.3% 15.5% 16.5 % Underwriting Ratios Third Party Business Loss Ratio 57.0% 58.8% 60.0% 60.9% 62.0% 59.8 % Third Party Business Expense Ratio 36.0 35.2 34.6 34.3 33.9 34.8 Third Party Business Combined Ratio 93.0% 94.1% 94.6% 95.3% 95.9% 94.6 % Tower Business Loss Ratio 55.0% 55.7% 56.7% 57.7% 58.7% 56.8 % Tower Business Expense Ratio 34.8 34.2 34.0 33.9 33.9 34.1 Tower Business Combined Ratio 89.8% 89.9% 90.6% 91.6% 92.6% 90.9 % Equity (Ex-AOCI) $ 471.3 $ 555.2 $ 651.2 $ 758.7 $ 877.6 16.8 % Statutory Surplus 469.5 562.3 657.6 755.1 852.9 16.1 NPW / Surplus 1.23 x 1.12 x 1.01 x 0.97 x 0.95 x 1.06 x  Note: Projections provided by CastlePoint management. 1 Operating EPS divided by fully-diluted shares outstanding. 2 In B1 scenario, assumes capital management (ie, dividends) in an amount to maintain the underwriting leverage stated in the A2 scenario. 15

Goldman Sachs

Comparison of Projected Financials Scenarios

Management Estimates

($ in millions)

- B1 projections
  - — Assume relationship with Tower is scaled back over time
  - — Reduced growth in Brokerage business offset by increased growth in Programs and Risk Sharing businesses Indicative of a status quo scenario

	B1 Mgmt Projections					'08 - '12
	2008E	2009E	2010E	2011E	2012E	CAGR / Avg
Net Premiums Written						
Third Party Business	$ 264.2	$ 266.3	$ 304.9	$ 353.0	$ 409.0	11.5 %
Tower Generated Business	313.1	147.3	156.3	177.1	200.5	(10.5)
Total Net Premiums Written	$ 577.3	$ 413.6	$ 461.2	$ 530.1	$ 609.5	1.4 %
Operating Income	$ 69.3	$ 77.6	$ 73.7	$ 82.7	$ 91.4	7.2 %
Operating EPS[1]	$ 1.81	$ 2.02	$ 1.92	$ 2.16	$ 2.38	7.2
ROACE (Ex-AOCI)	15.7 %	15.3 %	12.8 %	12.8 %	12.6 %	13.9 %
Underwriting Ratios						
Third Party Business Loss Ratio	57.0 %	59.9 %	62.9 %	63.7 %	64.3 %	61.6 %
Third Party Business Expense Ratio	36.0	34.7	33.6	33.4	33.6	34.3
Third Party Business Combined Ratio	93.0 %	94.6 %	96.5 %	97.1 %	97.9 %	95.8 %
Tower Business Loss Ratio	55.0 %	55.3 %	54.8 %	55.8 %	57.2 %	55.6 %
Tower Business Expense Ratio	34.8	34.2	34.4	34.5	34.6	34.5
Tower Business Combined Ratio	89.8 %	89.5 %	89.2 %	90.3 %	91.8 %	90.1 %
Equity (Ex-AOCI)	$ 471.3	$ 541.2	$ 607.2	$ 682.2	$ 765.8	12.9 %
Statutory Surplus	469.5	588.6	654.4	723.6	788.8	13.8
NPW / Surplus	1.23 x	0.70 x	0.70 x	0.73 x	0.77 x	0.83 x

Note: Projections provided by CastlePoint management.
[1] *Operating EPS divided by fully-diluted shares outstanding.*
[2] *In B1 scenario, assumes capital management (ie, dividends) in an amount to maintain the underwriting leverage stated in the A2 scenario.*

16

CastlePoint Analysis at Various Prices ($ in millions)  Current Offer Range  Premium to Current Price of $10.79 (30-May-2008)  0.0%  8.9%  13.5%  20.5%  25.1%  29.7%  34.4 %  Per Share Equity Value  $ 10.79  $ 11.75  $ 12.25  $ 13.00  $ 13.50  $ 14.00  $ 14.50  Aggregate Equity Value  $ 414  $ 453  $ 474  $ 505  $ 525  $ 546  $ 566  Implied Exchange Ratio  To Tower Current Price  $ 26.07  0.41 x  0.45 x  0.47 x  0.50 x  0.52 x  0.54 x  0.56 x  To Tower 3 Month VWAP  25.74  0.42  0.46  0.48  0.51  0.52  0.54  0.56  Premium to  52 Week / All-Time High  $ 15.80  (31.7)%  (25.6)%  (22.5)%  (17.7)%  (14.6)%  (11.4)%  (8.2)%  IPO Price  14.50  (25.6)  (19.0)  (15.5)  (10.3)  (6.9)  (3.4)  0.0  1 Year VWAP  11.92  (9.5)  (1.4)  2.8  9.1  13.3  17.4  21.6  3 Month VWAP  10.25  5.3  14.6  19.5  26.8  31.7  36.6  41.5  1 Month VWAP  10.27  5.1  14.4  19.3  26.6  31.5  36.3  41.2  Price to Book (Ex-AOCI)  3/31/2008 ($11.25 / share)  $ 432  0.96 x  1.05 x  1.10 x  1.17 x  1.22 x  1.26 x  1.31 x  12/31/2008 ($12.66 / share)  486  0.85  0.93  0.98  1.04  1.08  1.12  1.17  Price to Earnings per Share  2008E - A2 Projections  $ 1.81  6.0 x  6.5 x  6.8 x  7.2 x  7.5 x  7.7 x  8.0 x  2009E - A2 Projections  2.39  4.5  4.9  5.1  5.4  5.6  5.9  6.1  2008E - B1 Projections  $ 1.81  6.0 x  6.5 x  6.8 x  7.2 x  7.5 x  7.8 x  8.0 x  2009E - B1 Projections  2.02  5.3  5.8  6.1  6.4  6.7  6.9  7.2   17

Goldman Sachs

CastlePoint Sum-of-the Parts

Current 2008 P / E

For Illustrative Purposes Only

Based on Management A2 Projections

Sum-of-the-Parts – Assuming 15% Discount Rate



$10.43
$3.18
$3.16
$0.75
$(3.50)
$(1.64)
$1.82
$14.21
$10.79
Value of Surplus (31-Dec-2007)
Value of Third Party Business
Value of Business From Tower
Value of CPM
Less: Debt
Less: Hold Co Expenses at CPH¹
Plus: Cash at CPH (31-Dec-2007)
Total
Share Price (30-May-2008)

Valuation Sensitivity

Assumes No Expiration of Tower Contract

	Implied P/E	Implied P/BV	Prem. / (Disc.) To Line	Discount Rate 12.5 %	Discount Rate 15.0 %	Discount Rate 17.0 %
	7.6 x	1.49 x	10.0 %	$ 17.53	$ 15.77	$ 14.17
	7.3 x	1.42 x	5.0	16.69	14.99	13.44
	6.9 x	1.36 x	0.0	15.84	14.21	12.72
	6.6 x	1.29 x	(5.0)	14.99	13.42	11.99
	6.2 x	1.22 x	(10.0)	14.14	12.64	11.27

Assumes Expiration of Tower Contract[1]

	Implied P/E	Implied P/BV	Prem. / (Disc.) To Line	Discount Rate 12.5 %	Discount Rate 15.0 %	Discount Rate 17.0 %
	7.7 x	1.50 x	10.0 %	$ 13.89	$ 12.49	$ 11.21
	7.3 x	1.43 x	5.0	13.45	12.09	10.84
	7.0 x	1.36 x	0.0	13.02	11.69	10.47
	6.6 x	1.30 x	(5.0)	12.59	11.29	10.10
	6.3 x	1.23 x	(10.0)	12.15	10.89	9.73

Note: Valuation derived from dividend discount model of each business segment using CastlePoint A2 management projections. For US domiciled business segments, ongoing dividends/cash flows calculated based on targeted NPW/surplus ratio of 1.20x; dividends are limited to "greater than test" of the larger of (1) current year's statutory net income or (2) 10% of current year's statutory surplus. For Bermuda domiciled business segments, ongoing dividends/cash flows calculated based on targeted NPW/surplus ratio of 1.10x. Terminal P/B multiple derived from P/B vs. ROACE regression analysis. For expiration of Tower contract scenario, dividends after 2010 assumed to equal 15% of statutory surplus.

[1] *Present value as of 30-May-2008*

[1] *Includes $3.0mm realized loss in investment income attributable to the liquidation of a limited partnership that invested primarily in tax-free bonds in 1Q2008*

18

CastlePoint Sum-of-the Parts Current 2008 P / E Based on Management B1 Projections For Illustrative Purposes Only Sum-of-the-Parts – Assuming 15% Discount Rate $10.43 $2.91 $1.81 $0.69 $(3.50) $(1.64) $1.82 $12.53 $10.79 Value of Surplus (31-Dec-2007) Value of Third Party Business Value of Business From Tower Value of CPM Less: Debt Less: Hold Co Expenses at CPH2 Plus: Cash at CPH (31-Dec-2007) Total Share Price (30- May-2008)  Valuation Sensitivity Assumes No Expiration of Tower Contract Assumes Expiration of Tower Contract1   Implied Discount Rate P/E P/BV 12.5% 15.0% 17.0% 7.4 x 1.46 x 10.0% $ 15.17 $ 13.71 $ 12.38 7.1 x 1.39 x 5.0 14.53 13.12 11.84 6.7 x 1.33 x 0.0 13.89 12.53 11.29 6.4 x 1.26 x (5.0) 13.25 11.94 10.74 6.1 x 1.19 x (10.0) 12.61 11.35 10.19 Prem. / (Disc.) To Line Implied Discount Rate P/E P/BV 12.5% 15.0% 17.0% 7.5 x 1.45 x 10.0% $ 13.73 $ 12.41 $ 11.20 7.1 x 1.38 x 5.0 13.31 12.02 10.83 6.8 x 1.32 x 0.0 12.88 11.62 10.47 6.4 x 1.25 x (5.0) 12.46 11.23 10.10 6.1 x 1.18 x (10.0) 12.03 10.84 9.74 Prem. / (Disc.) To Line Note: Valuation derived from dividend discount model of each business segment using CastlePoint A2 management projections. For US domiciled business segments, ongoing dividends/cash flows calculated based on targeted NPW/surplus ratio of 1.20x; dividends are limited to “greater than test” of the larger of (1) current year’s statutory net income or (2) 10% of current year’s statutory surplus. For Bermuda domiciled business segments, ongoing dividends/cash flows calculated based on targeted NPW/surplus ratio of 1.10x. Terminal P/B multiple derived from P/B vs. ROACE regression analysis. For expiration of Tower contract scenario, dividends after 2010 assumed to equal 15% of statutory surplus. 1 Present value as of 30-May-2008. 2 Includes $3.0mm realized loss in investment income attributable to the liquidation of a limited partnership that investment primarily in tax-free bonds in 1Q2008. 19

IV. Pro Forma Impact of a Transaction 20

Option B Transaction Assumptions  Market Data  As of 30-May-2008 Financial Projections  CastlePoint projections based on A2 management projections, unless otherwise noted  Tower projections based on A2 management projections, unless otherwise noted Purchase Accounting Adjustments  Purchase accounting adjustments subject to further review with management  Transaction closes 31-Dec-2008  FAS 115 amortized over 10 years  Transaction intangibles equal to 20 % of excess purchase price, amortized over 10 years (per Tower management)  Assumes equity method accounting for Tower ownership in CastlePoint  Assumes $10.0mm of total advisory, financing, and other deal-related expenses Synergies / Dis-Synergies  Post-tax loss of -$4.4mm in 2009 due to change in accounting from TRM to MGA (per Tower management)  Post-tax gain of $0.6mm in 2009 due to increase in margin through shift in business mix  Pre-tax cost synergies equal to $5.0mm per year  CastlePoint pre-tax income subject to 35.0 % tax  Assumes no savings from FET Financing Sources  Straight debt and common equity  7.0 % cost of new debt  Reversal of Tower 2008 trust preferred issuance of $33.0mm  1.0% cost of financing amortized over life of debt 21

Option B Pro Forma Impact Assumes Purchase Price of $12.25 per Share ($ in millions, except per share amounts)  Pro Forma Income Projected Close 2009E 2010E 2011E Stand Alone Income CastlePoint Stand Alone Net Income - Mgmt (A2) $ 91.6 $ 103.8 $ 115.2 Tower Stand Alone Net Income - Mgmt (A2) 81.6 96.9 116.4 Business-Related Adjustments Plus: Cost Synergies (post-tax) $ 2.6 $ 3.3 $ 3.3 Plus: Change in Accounting from TRM to MGA (post-tax) (4.4) (0.9) (1.0) Less: Taxes on CastlePoint Net Income (32.1) (36.3) (40.3) Transaction-Related Adjustments Plus: FAS 115 Purchase Accounting Amortization $ 1.2 $ 1.2 $ 1.2 Plus: Increase in Margin Due to Shift in Business Mix 0.6 1.6 2.3 Less: Interest on New Debt Issued (post-tax) (4.0) (4.0) (4.0) Less: Amortization of Debt Issuance Fee (post-tax) (0.2) (0.2) (0.2) Less: Elimination of Tower Ownership of CastlePoint Shares (4.1) (4.6) (5.1) Pro Forma Net Income $ 133.0 $ 160.8 $ 187.7 Pro Forma Shares Beginning Shares Outstanding 23.6 36.0 36.0 36.0 Plus: Shares Issued 12.4 - - - Ending Shares Outstanding 36.0 36.0 36.0 36.0 Average Shares Outstanding 36.0 36.0 36.0 Pro Forma EPS $ 3.69 $ 4.47 $ 5.21 Tower Stand Alone EPS - Mgmt (A2) 3.45 4.10 4.93 Accretion / Dilution ($) $ 0.24 $ 0.36 $ 0.28 Accretion / Dilution (%) 7.0% 8.9% 5.8 Sources Debt $ 125.0 Common Equity 322.8 Total Sources $ 447.8 Uses Gross Aggregate Purchase Price for CastlePoint Equity $ 470.1 Less: Value of CastlePoint Shares owned by Tower (32.2) Net Aggregate Purchase Price for CastlePoint Equity $ 437.8 Total Transaction Fees and Expenses 10.0 Total Uses $ 447.8 Pro Forma Ownership Tower 65.6 % CastlePoint 34.4   Pro Forma Equity Projected Close 2009E 2010E 2011E Beginning Common Equity $ 382.1 $ 696.1 $ 821.9 $ 975.5 Plus: New Equity Issued 322.8 Less: Transaction Fees (Excl. Financing Fees) (8.8) Pro Forma Net Income 133.0 160.8 187.7 Less: Common Dividends (7.2) (7.2) (7.2) Ending Common Equity (ex. AOCI) $ 696.1 $ 821.9 $ 975.5 $ 1,156.0 Total Intangibles and Goodwill 25.2 25.2 25.2 25.2 Ending Tangible Common Equity (ex. AOCI) $ 670.9 $ 796.7 $ 950.3 $ 1,130.8 Pro Forma Operating ROACE 17.5% 17.9% 17.6 % Tower Stand Alone Operating ROACE 19.4 19.2 19.2 Operating ROACE BPS Change (188) bps (130) bps (157) bps Pro Forma Operating ROATCE 18.1% 18.4% 18.0 % Tower Stand Alone Operating ROATCE 21.5 20.9 20.5 Operating ROATCE BPS Change (333) bps (245) bps (251) bps Pro Forma BVPS (ex. AOCI) $ 19.33 $ 22.82 $ 27.09 $ 32.10 Tower Stand Alone BVPS (ex. AOCI) 16.17 19.42 23.33 28.05 BVPS Accretion / (Dilution) 19.5% 17.5% 16.1% 14.4 % Pro Forma Tangible BVPS (ex. AOCI) $ 18.63 $ 22.12 $ 26.39 $ 31.40 Tower Stand Alone Tangible BVPS (ex. AOCI) 14.46 17.72 21.62 26.35 Tangible BVPS Accretion / (Dilution) 28.8% 24.9% 22.1% 19.2 % Credit Statistics Pro Forma Debt / TAC 22.1% 19.7% 17.4% 15.3 % Tower Stand Alone Debt / TAC 16.0 12.6 9.8 8.4 Pro Forma Debt / Tangible TAC 22.7% 20.2% 17.7% 15.6 % Tower Stand Alone Debt / Tangible TAC 17.3 13.5 10.4 8.9  Note: CastlePoint A2 projections and Tower A2 projections provided by CastlePoint and Tower management, respectively. Pro forma adjustments per guidance of Tower management. 22

Option B Pro Forma Impact Sources and Uses ($ in millions)  Offer Range CastlePoint Purchase Price $ 11.75 $ 12.25 $ 13.00 $ 13.50 $ 14.00 $ 14.50 Premium to Current: $10.79 8.9% 13.5% 20.5% 25.1% 29.7% 34.4 % Premium to 3 Month VWAP: $10.25 14.6 19.5 26.8 31.7 36.6 41.5 Sources: Debt $ 125.0 $ 125.0 $ 125.0 $ 125.0 $ 125.0 $ 125.0 Common Equity 304.9 322.8 349.6 367.5 385.4 403.2 Total Sources $ 429.9 $ 447.8 $ 474.6 $ 492.5 $ 510.4 $ 528.2 Uses: Gross Aggregate Purchase Price for CastlePoint Equity $ 450.9 $ 470.1 $ 498.8 $ 518.0 $ 537.2 $ 556.4 Less: Value of CastlePoint Shares owned by Tower (30.9) (32.2) (34.2) (35.5) (36.9) (38.2) Net Aggregate Purchase Price for CastlePoint Equity $ 419.9 $ 437.8 $ 464.6 $ 482.5 $ 500.4 $ 518.2 Plus: Transaction Fees and Expenses 10.0 10.0 10.0 10.0 10.0 10.0 Total Uses $ 429.9 $ 447.8 $ 474.6 $ 492.5 $ 510.4 $ 528.2 Pro Forma Ownership Tower Ownership 66.9% 65.6% 63.8% 62.6% 61.5% 60.4 % CastlePoint Ownership 33.1 34.4 36.2 37.4 38.5 39.6  Note: CastlePoint A2 projections and Tower A2 projections provided by CastlePoint and Tower management, respectively. Pro forma adjustments per guidance of Tower management.  23

Option B Pro Forma Impact Tower Perspective ($ in millions)  Offer Range CastlePoint Purchase Price $ 11.75 $ 12.25 $ 13.00 $ 13.50 $ 14.00 $ 14.50 Premium to Current: $10.79 8.9% 13.5% 20.5% 25.1% 29.7% 34.4 % Premium to 3 Month VWAP: $10.25 14.6 19.5 26.8 31.7 36.6 41.5 EPS Accretion / (Dilution) Delta Tower Mgmt (A2) 2009E $3.45 $ 0.31 $ 0.24 $ 0.13 $ 0.06 $(0.01) $(0.07) % EPS Accrretion / (Dilution) 9.0% 7.0% 3.9% 1.8% (0.2)% (2.2)% 2010E $4.10 $ 0.45 $ 0.36 $ 0.23 $ 0.15 $ 0.07 $(0.01) % EPS Accrretion / (Dilution) 11.0% 8.9% 5.7% 3.6% 1.6% (0.3)% ROACE (ex. AOCI) Delta (bps) 2009E 19.4% (146) bps (188) bps (249) bps (290) bps (328) bps (365) bps 2010E 19.2 (94) bps (130) bps (183) bps (217) bps (250) bps (283) bps ROATCE (ex. AOCI) Delta (bps) 2009E 21.5% (337) bps (333) bps (328) bps (324) bps (321) bps (317) bps 2010E 20.9 (248) bps (245) bps (240) bps (236) bps (231) bps (227) bps Pro Forma Common BVPS ex. AOCI 31-Dec-2008 (At Close) - Stated $ 16.17 18.7% 19.5% 20.7% 21.4% 22.2% 22.8% 31-Dec-2008 (At Close) - Tangible 14.46 31.6 28.8 24.7 21.9 19.3 16.7 Adjusted Debt / TAC 31-Dec-2008 (At Close) 16.0% 22.7% 22.1% 21.6% 21.2% 20.9% 20.5 % Adjusted Debt / Tangible Capital 31-Dec-2008 (At Close) 17.3% 22.8% 22.7% 22.8% 22.8% 22.9% 23.0 % Tower Share Price Impact: P / E Basis Blended 2009 P / E (Earnings Weighted) 5.9 x $ 22.39 $ 21.97 $ 21.33 $ 20.90 $ 20.49 $ 20.09 Tower 2009 P / E 7.6 28.43 27.89 27.08 26.54 26.01 25.51 Premium to Current Tower ($26.07) Blended 2009 P / E (Earnings Weighted) 5.9 x (14.1)% (15.7)% (18.2)% (19.8)% (21.4)% (22.9)% Tower 2009 P / E 7.6 9.0 7.0 3.9 1.8 (0.2) (2.2)  Note: CastlePoint A2 projections and Tower A2 projections provided by CastlePoint and Tower management, respectively. Pro forma adjustments per guidance of Tower management. 24

Pro Forma Trading Multiples  Offer Range CastlePoint Purchase Price $ 11.75 $ 12.25 $ 13.00 $ 13.50 $ 14.00 $ 14.50 Premium to Current: $10.79 8.9% 13.5% 20.5% 25.1% 29.7% 34.4 % Premium to 3 Month VWAP: $10.25 14.6 19.5 26.8 31.7 36.6 $ 41.46 Implied 2009E P/E at Pro Forma Price Tower Current $ 22.00 7.6 x 5.8 x 6.0 x 6.1 x 6.3 x 6.4 x 6.5 x $ 24.00 6.4 x 6.5 x 6.7 x 6.8 x 7.0 x 7.1 x $ 26.00 6.9 x 7.0 x 7.3 x 7.4 x 7.5 x 7.7 x $ 28.00 7.4 x 7.6 x 7.8 x 8.0 x 8.1 x 8.3 x $ 30.00 8.0 x 8.1 x 8.4 x 8.5 x 8.7 x 8.9 x Implied Price / 12/31/2008 Book Value at Pro Forma Price $ 22.00 1.54 x 1.15 x 1.14 x 1.13 x 1.12 x 1.11 x 1.11 x $ 24.00 1.25 x 1.24 x 1.23 x 1.22 x 1.22 x 1.21 x $ 26.00 1.35 x 1.34 x 1.33 x 1.32 x 1.32 x 1.31 x $ 28.00 1.46 x 1.45 x 1.43 x 1.43 x 1.42 x 1.41 x $ 30.00 1.56 x 1.55 x 1.54 x 1.53 x 1.52 x 1.51 x  25

Tower Group “Value Map” Price / Book vs. ROACE Regression   RLI HCC Argo Philadelphia Consolidated Markel Hallmark Tower - IBES R2 = 71% 0.50x 0.75x 1.00x 1.25x 1.50x 1.75x 2.00x 2.25x 2.50x 2.75x 3.00x 8% 10% 12% 14% 16% 18% 20% 22% 24% 26% 2008E ROACE Price / Book value (ex. AOCI) Amtrust Pro Forma Implied Price = $24.74 National Source: Factset. Data as of 30-May-2008.  26

Trading Value Analysis Implied Pro Forma Trading Value ($ in millions)  Offer Range CastlePoint Purchase Price $ 11.75 $ 12.25 $ 13.00 $ 13.50 $ 14.00 $ 14.50 Trading Value $ 414 $ 414 $ 414 $ 414 $ 414 $ 414 Premium 37 56 85 104 123 142 M&A Value $ 451 $ 470 $ 499 $ 518 $ 537 $ 556 Tower Current $ 616 $ 616 $ 616 $ 616 $ 616 $ 616 Premium Paid to CastlePoint (37) (56) (85) (104) (123) (142) Pro Forma Tower $ 579 $ 560 $ 531 $ 512 $ 493 $ 474 Implied Tower Price / Share $ 24.51 $ 23.70 $ 22.48 $ 21.67 $ 20.86 $ 20.04  Source: Factset. Data as of 30-May-2008. 27

Stock Price Reaction in Precedent Insurance Transactions ($ in billions)  Measured from 1-Day Prior to Announcement Absolute Relative1 Year Acquiror Target Trans. Size Premium To Target 1-Day 5-Days 30-Days 1-Day 5-Days 30-Days Announced Financial Impact 2008 Argo Group Heritage Underwriting $0.3 21.7% 1.1% (3.7)% (1.0)% 1.2% (2.6)% (2.1)% 15.0% 2008 Meadowbrook ProCentury 0.3 29.2 (9.8) (7.8) (16.0) (9.4) (10.1) (12.3) 9.8 2008 Employer Holdings AmCOMP 0.2 36.3 (0.2) (0.7) (3.8) 0.3 4.6 1.3 Accretive 2007 Argonaut PXRE 0.4 29.6 9.6 8.3 8.7 8.6 4.1 4.3 Accretive 2006 Affirmative USAgency 0.2 NA 2.5 4.4 14.9 1.1 2.8 11.4 Accretive 2004 United National Penn-America 0.2 7.5 0.5 0.6 10.6 1.0 1.3 5.2 Accretive 2003 St Paul Travelers 16.1 0.0 0.0 (0.5) 2.4 0.1 (2.0) 0.7 NA 2001 Argonaut Front Royal 0.2 NA 0.6 1.9 (1.3) 1.0 3.3 (1.4) Accretive High 36.3% 9.6% 8.3% 14.9% 8.6% 4.6% 11.4 % Median 25.5 0.5 0.1 0.7 1.0 2.0 1.0 Low 0.0 (9.8) (7.8) (16.0) (9.4) (10.1) (12.3)  Source: Company filings and news releases. 1 As measured relative to the S&P 500. 2 The Travelers Insurance Group, a wholly owned subsidiary of Travelers Group, acquired Aetna P&C and subsequently formed a new company (Travelers Property Casualty Corp) that was publicly traded on the NYSE under the ticker TAP.  28

Tower Historical Trading Performance Since Tower IPO Price / NTM Earnings – As of First Estimate Price / Book Value 7x 9x 11x 13x 15x 17x 19x 21x 23x Dec-2004 Jul-2005 Jan-2006 Aug-2006 Feb-2007 Sep-2007 Mar-2008 Price / NTM Earnings Tower Selected E&S Peers 8.4 x 9.0 x 1 Average Since IPO 6 Month 3 Month Tower 12.7 x 9.4 x 8.7 x Selected E&S Peers 12.1 9.4 8.9 1.2x 1.8x 2.4x 3.0x 3.6x 4.2x 4.8x Oct-2004 May-2005 Dec-2005 Jul-2006 Mar-2007 Oct-2007 May-2008 Price to Book Value (excl AOCI) Tower Group Selected E&S Peers 1.7 x 1.9 x 1 Average Since IPO 6 Month 3 Month Tower 2.6 x 2.0 x 1.8 x Selected E&S Peers 2.0 1.7 1.8 Source: Factset and IBES Note: Price to NTM earnings as of first available CastlePoint IBES estimates (16-Dec- 2004). 1 Selected E&S Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum.  29

Option B Pro Forma Impact CastlePoint Perspective ($ in millions) Offer Range CastlePoint Purchase Price $ 11.75 $ 12.25 $ 13.00 $ 13.50 $ 14.00 $ 14.50 Premium to Current: $10.79 8.9% 13.5% 20.5% 25.1% 29.7% 34.4 % Premium to 3 Month VWAP: $10.25 14.6 19.5 26.8 31.7 36.6 41.5 2009 EPS - CastlePoint Perspective Pro Forma EPS $ 1.23 $ 1.27 $ 1.34 $ 1.38 $ 1.42 $ 1.45 Accretion / Dilution ($) (1.16) (1.11) (1.05) (1.01) (0.97) (0.93) Accretion / Dilution (%) (48.6)% (46.7)% (43.9)% (42.2)% (40.6)% (39.1)% Cash Consideration to CastlePoint Shareholders $ 3.22 $ 3.22 $ 3.22 $ 3.22 $ 3.22 $ 3.22 Value of Tower Shares - CastlePoint Perspective Blended 2009 P / E (Earnings Weighted) 5.9 x $ 7.29 $ 7.57 $ 7.96 $ 8.20 $ 8.43 $ 8.65 Tower 2009 P / E 7.6 9.26 9.61 10.11 10.41 10.71 10.99 Blended 2009 P / E (Earnings Weighted) Pro Forma Value to CastlePoint Shareholders 5.9 x $ 10.51 $ 10.79 $ 11.18 $ 11.42 $ 11.65 $ 11.87 Premium / (Discount) to Current: $10.79 (2.6)% 0.0% 3.6% 5.9% 8.0% 10.0 % Premium / (Discount) to Offer Price (10.5) (11.9) (14.0) (15.4) (16.8) (18.1) Tower 2009 P / E Pro Forma Value to CastlePoint Shareholders 7.6 x $ 12.48 $ 12.83 $ 13.33 $ 13.63 $ 13.92 $ 14.20 Premium / (Discount) to Current: $10.79 15.6% 18.9% 23.5% 26.3% 29.0% 31.6 % Premium / (Discount) to Offer Price 6.2 4.8 2.5 1.0 (0.5) (2.0)  Note: CastlePoint A2 projections and Tower A2 projections provided by CastlePoint and Tower management, respectively. Pro forma adjustments per guidance of Tower management.   30